UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2016

McDermott International, Inc.

(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA	001-08430	72-0593134
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

757 N. Eldridge Parkway
Houston, Texas		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 17, 2016, the Board of Directors of McDermott International, Inc. (the “Company”) appointed Christopher A. Krummel as Vice President, Finance and Chief Accounting Officer of the Company. Mr. Krummel will serve as our principal accounting officer.

Previously, Mr. Krummel served as a consultant of American Industrial Partners, a firm engaging in private equity investments in industrial businesses in the United States and Canada, from November 2015 through July 2016; Chief Financial Officer and Vice President of EnTrans International, a global manufacturer of aluminum tank trailers, heavy lift trailers and oilfield pressure pumping equipment used in hydraulic fracturing and other well services, from September 2014 to October 2015; and Chief Accounting Officer, Vice President and Corporate Controller / Vice President, Finance of Cameron International, a worldwide provider of flow equipment products, systems and services to oil, gas and process industries, from October 2008 to August 2014. Mr. Krummel has also served as a member of the Board of Directors of Eco-Stim Energy Solutions, an environmentally-focused well stimulation and completion company, since 2014. Mr. Krummel is a Certified Public Accountant.

In connection with his appointment, Mr. Krummel will be entitled to an annual base salary of $315,000 and a sign-on bonus of $31,500 payable in March 2017 in lieu of a prorated 2016 award under the Company’s Management Incentive Compensation Plan. In addition, Mr. Krummel will receive a restricted stock unit award in an amount of $50,000 pursuant to our 2016 Long-Term Incentive Plan, which award will generally vest in equal installments on the grant date over a three-year period.

There are no family relationships existing between Mr. Krummel and any director or executive officer of the Company. Mr. Krummel does not have any interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K and there are no arrangements or understandings between Mr. Krummel and any other person pursuant to which he was appointed as an officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart A. Spence
Stuart A. Spence
Executive Vice President and Chief Financial Officer

Date: October 18, 2016

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